Exhibit 99.1

Myomo Reports Second Quarter 2022 Financial Results and Record Number of Patient Pipeline Additions

Second quarter revenue of $3.7 million up 18% over prior year

Cost per pipeline addition cut in half over the last six months

Conference call begins at 4:30 p.m. Eastern time today

BOSTON (August 3, 2022) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today announced financial results for the three and six months ended June 30, 2022.

Financial and operational highlights for the second quarter of 2022 include the following:

•
Product revenue was $3.7 million, up 18% from Q2 2021 and up 28% sequentially;
•
A record 420 new candidates were added to the patient pipeline, up 52% from Q2 2021 and resulting in 1,049 MyoPro® candidates overall in the pipeline as of June 30, 2022;
•
MyoPro orders and insurance authorizations were received for 102 patients, bringing the total to 196 for the first half of 2022, compared with 204 in the first half of 2021;
•
Direct billing channel represented 83% of revenue, compared to 73% in the prior year period, contributing to a higher average selling price (ASP);
•
Revenue units were 80, in line with the prior year;
•
Backlog, which represents insurance authorizations and orders received but not yet converted to revenue, was 163 units, up 2% from Q2 2021.
•
Gross margin was 65.5%, down 550 basis points from Q2 2021 and down 120 basis points sequentially;
•
Cost per pipeline add decreased 7% sequentially to approximately $2,470, approximately half the cost compared to Q4 2021; and
•
As announced in July, the license payment from the Company's joint venture partner in China has been delayed due to the COVID-19 situation in China.

Management Commentary

“Patient pipeline growth was exceptional as we reduced advertising cost per new pipeline addition by approximately 50% over the last six months” stated Paul R. Gudonis, Myomo’s chairman and chief executive officer. “Our quarter-end patient pipeline stood at a record 1,049 candidates advancing through the insurance authorization process, which bodes well for future revenue. We're pleased with our financial results as the organization is tracking well against all major performance metrics."

"Progress with our joint venture in China has been impacted by restrictions imposed by the Chinese government in response to the ongoing COVID-19 outbreak," said Gudonis. "As a result, the balance of the license fee remains unpaid.

Given the unpredictable nature of the pandemic, we cannot forecast when the final payment will be received and when we will begin providing any technology and know-how to support the start-up of the JV Company's operations."

Financial Results

	For the Three Months Ended June 30,		Period- to-Period Change		For the Six Months Ended June 30,		Period- to-Period Change
	2022	2021	$	%	2022	2021	$	%
Product revenue	$3,677,575	$3,104,294	$573,281	18%	$6,545,501	$5,440,783	$1,104,718	20%
License revenue	-	-	-	N/M	1,000,000	-	1,000,000	N/M
Total revenue	3,677,575	3,104,294	573,281	18%	7,545,501	5,440,783	2,104,718	39%
Cost of revenue	1,266,938	901,566	365,372	41%	2,556,800	1,524,718	1,032,082	68%
Gross profit	$2,410,637	$2,202,728	$207,909	9%	$4,988,701	$3,916,065	$1,072,636	27%
Gross margin %	65.5%	71.0%		-5.4%	66.1%	72.0%		-5.9%

Revenue for the second quarter of 2022 was $3.7 million, an increase of 18% compared with the second quarter of 2021. Growth in revenue was driven by a higher ASP. Myomo recognized revenue on 80 MyoPro units in the second quarter of 2022, unchanged from the same period a year ago. Year-to-date revenue of $7.5 million was up 39% compared with the same period a year ago. Excluding the partial joint venture license payment received in the first quarter of 2022, year to date product revenue of $6.5 million was up 20% compared to the same period a year ago.

Gross margin for the second quarter of 2022 was 65.5%, compared with 71.0% for the second quarter of 2021. The decrease was driven by higher product costs in the current inflationary environment, partially offset by a higher ASP. Year-to-date gross margin was 66.1%, compared with 72.0% in the year-ago period.

Operating expenses for the second quarter of 2022 were $5.3 million, an increase of 10% compared with the second quarter of 2021. The increase was driven primarily by higher compensation, payroll and advertising costs. Advertising costs of $1.0 million increased 34% compared to the second quarter of 2021. Year-to-date operating expenses were $10.6 million, an increase of 12% compared with the same period a year ago.

Operating loss for the second quarter of 2022 was $2.9 million compared to $2.6 million for the second quarter of 2021. Net loss for the second quarter of 2022 was $2.9 million, or $0.42 per share, compared with net loss of $2.6 million, or $0.46 per share, for the second quarter of 2021. Operating loss for the first six months of 2022 was $5.6 million, compared to $5.5 million for the same period a year ago. Net loss for the first six months of 2022 was $5.7 million, or $0.82 per share, compared with $5.6 million, or $1.03 per share for the same period a year ago.

Adjusted EBITDA for the first quarter of 2022 was negative $2.5 million, compared with negative $2.2 million for the second quarter of 2021. Adjusted EBITDA was a negative $4.9 million for both the six months ended June 30, 2022 and 2021. A reconciliation of GAAP net loss to this non-GAAP financial measure appears below.

Liquidity

Cash and cash equivalents as of June 30, 2022 were $10.2 million. Cash used in operating activities was $2.6 million for the second quarter of 2022. The Company entered into an equity line of credit ('ELOC") with Keystone Capital on August 2, 2022. The Company believes that its existing cash plus committed capital under the ELOC is sufficient to fund operations for at least the next 12 months.

Business Outlook

“Owing to our significant backlog, we are anticipating sequential growth in the third quarter and beyond,” said Gudonis. “While we are expecting lower year over year revenue in the third quarter, we remain confident that the accelerating pipeline is a better indicator of future revenue. We expect that the strong pipeline adds in the first half of this year will support continued growth over the next 12 months, while marketing and operational efficiencies are expected to improve our operating leverage in the coming quarters.”

Conference Call and Webcast Information

Myomo will hold a conference call today at 4:30 p.m. Eastern time to discuss these results and answer questions. Participants are encouraged to pre-register for the call [here]. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time including up to and after the start of the call. Those unable to pre-register may participate by dialing 844-707-6932 (U.S.) or 412-317-9250 (International). A webcast of the call will also be available at Myomo’s Investor Relations page at http://ir.myomo.com/.

A replay of the webcast will be available beginning approximately one hour after the completion of the live conference call at http://ir.myomo.com/. A dial-in replay of the call will be available until August 17, 2022 at 877-344-7529 (U.S.) or 412-317-0088 (International), with passcode 7111797.

Non-GAAP Financial Measures

Myomo is providing financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes the use of this non-GAAP financial measure provides supplementary information for investors to use in evaluating operating performance and in comparing Myomo’s financial measures with other companies in its industry, many of which present similar non-GAAP financial measures. Adjusted EBITDA is EBITDA adjusted for stock-based compensation expense. This non-GAAP financial measure is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Boston, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including expectations for in the third quarter, its objective of growing the authorization backlog and pipeline and its cash runway, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•
the direct and indirect impact of the novel coronavirus (COVID-19) on our business and operations, including fabrication and delivery, sales, patient consultations, supply chain, manufacturing, insurance reimbursements and employees;
•
our ability to continue normal operations and patient interactions in order to deliver and fit our custom-fabricated device;
•
our marketing and commercialization efforts;
•
our ability to achieve reimbursement from third-party payers for our products;
•
our dependence upon external sources for the financing of our operations, to the extent that we do not achieve or maintain cash flow breakeven;
•
our ability to effectively execute our business plan and scale up our operations;
•
our expectations as to our product development programs, and;
•
general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Kim Sutton Golodetz

LHA Investor Relations

kgolodetz@lhai.com

212-838-3777

(Tables to follow)

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue
Product Revenue	$3,677,575	$3,104,294	$6,545,501	$5,440,783
License Revenue	—	—	1,000,000	—
	3,677,575	3,104,294	7,545,501	5,440,783

Cost of revenue	1,266,938	901,566	2,556,800	1,524,718
Gross profit	2,410,637	2,202,728	4,988,701	3,916,065
Operating expenses:
Research and development	632,872	600,116	1,292,408	1,126,083
Selling, general and administrative	4,664,088	4,202,244	9,320,505	8,322,047
	5,296,960	4,802,360	10,612,913	9,448,130

Loss from operations	(2,886,323)	(2,599,632)	(5,624,212)	(5,532,065)

Other (income) expense
Other (income) expense, including interest income, net	(4,174)	6,018	(3,384)	6,137
Loss on investment in minority interest	33,208	-	33,208	-
	29,034	6,018	29,824	6,137
Loss before income taxes	(2,915,357)	(2,605,650)	(5,654,036)	(5,538,202)
Income tax expense	(6,435)	15,665	69,820	43,907
Net loss	$(2,908,922)	$(2,621,315)	$(5,723,856)	$(5,582,109)

Weighted average number of common shares outstanding:
Basic and diluted	6,923,799	5,639,524	6,904,966	5,416,708
Net loss per share attributable to common stockholders
Basic and diluted	$(0.42)	$(0.46)	$(0.83)	$(1.03)

MYOMO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2022	2021
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$10,235,914	$15,524,378
Accounts receivable, net	1,357,477	1,960,037
Inventories, net	1,260,936	808,308
Prepaid expenses and other current assets	451,100	799,164
Total Current Assets	13,305,427	19,091,887
Operating lease assets with right of use	695,933	632,906
Equipment, net	283,317	275,289
Investment in Jiangxi Myomo Medical Assistive Appliance Co. Ltd.	165,792	-
Other assets	111,034	95,330
Total Assets	$14,561,503	$20,095,412
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	3,445,339	3,949,784
Current operating lease liability	436,694	333,380
Deferred revenue	2,211	249
Total Current Liabilities	3,884,244	4,283,413
Deferred revenue, net of current portion	934	1,246
Non-current operating lease liability	328,729	401,622
Total Liabilities	4,213,907	4,686,281
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock	—	—
Common stock	698	687
Additional paid-in capital	94,149,289	93,537,807
Accumulated other comprehensive loss	(9,849)	(60,677)
Accumulated deficit	(83,786,078)	(78,062,222)
Treasury stock, at cost	(6,464)	(6,464)
Total Stockholders’ Equity	10,347,596	15,409,131
Total Liabilities and Stockholders’ Equity	$14,561,503	$20,095,412

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

For the Six Months Ended June 30,	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,723,856)	$(5,582,109)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	94,645	58,329
Stock-based compensation	611,493	529,283
Bad debt expense	26,075	—
Loss on disposal of asset	—	202
Amortization of right-of-use assets	162,638	66,653
Loss on equity investment	33,208	—
Other non-cash charges	69,521	1,772
Changes in operating assets and liabilities:	—	—
Accounts receivable	602,033	(194,455)
Inventories	(496,529)	(28,200)
Prepaid expenses and other current assets	345,470	(426,749)
Other assets	(15,704)	—
Accounts payable and accrued expenses	(485,997)	17,926
Operating Lease Liabilities	(195,244)	54,983
Deferred revenue	1,650	(2,512)
Other liabilities	—	(4,637)
Net cash used in operating activities	(4,970,597)	(5,509,514)
CASH USED IN INVESTING ACTIVITIES	(301,672)	(247,644)
CASH PROVIDED BY FINANCING ACTIVITIES	-	7,289,483
Effect of foreign exchange rate changes on cash	(16,195)	(1,122)

Net (decrease) increase in cash, cash equivalents and restricted cash	(5,288,464)	1,531,203

Cash, cash equivalents and restricted cash, beginning of period	15,524,378	12,241,261

Cash, cash equivalents and restricted cash, end of period	$10,235,914	$13,772,464

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
GAAP net loss	$(2,908,922)	$(2,621,315)	$(5,723,856)	$(5,582,109)
Adjustments to reconcile to Adjusted EBITDA:
Interest (income) expense and other expense, net	(4,174)	6,018	(3,384)	6,137
Depreciation expense	49,015	35,016	94,645	58,329
Stock-based compensation	345,223	363,312	611,493	529,283
Loss on investment in minority interest	33,208	—	33,208	—
Income tax expense	(6,435)	15,665	69,820	43,907
Adjusted EBITDA	$(2,492,085)	$(2,201,304)	$(4,918,074)	$(4,944,453)

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